Exhibit 10.50

AMENDMENT NO. 2 TO THE OPTION AGREEMENT

This AMENDMENT NO. 2 TO THE OPTION AGREEMENT (“Amendment”), is executed effective this 18th day of April, 2005, by and between Daniel Poth, O.D. (“Shareholder”) and Eye Care Holdings, Inc., a Delaware corporation (the “Optionee”).

W I T N E S S E T H:

WHEREAS, Shareholder and Optionee entered into that certain Option Agreement, dated September 30, 1997, as amended by the Amendment No. 1 to Option Agreement, dated November 1, 1998 (as amended, the “Option Agreement”), pursuant to which the Shareholder granted the Optionee (or optometrists or ophthalmologists or other persons designated by Optionee and legally permitted to acquire such capital stock) the right to acquire from Shareholder all or a portion of the 10,520 shares of common stock, par value $.01 per share (the “Virginia Common Stock”), of Hour Eyes Doctors of Optometry, P.C., a Virginia professional corporation formerly known as Dr. Samit Hour Eyes Optometrist, P.C. (the “Virginia PC”), representing all of the outstanding capital stock of the Virginia PC; and

WHEREAS, the parties desire to amend the Option Agreement to provide (i) for an alternative calculation of the Exercise Price (as defined in the Option Agreement) and (ii) that the Shareholder will not exercise his right to demand that the Optionee exercise its option for a period of five (5) years;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreement of the parties hereinafter contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereunder, agree to amend the Option Agreement as follows:

1. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Option Agreement.

2. Amendment to Section 2 of the Option Agreement. Section 2 of the Option Agreement shall be amended to read in its entirety as follows:

“2. Exercise Price. Subject to the following sentence, the per Share exercise price (the “Exercise Price”) shall be an amount equal to:

(i) the greater of:

(A) $5,039,000 or

(B) (1) four (4) multiplied by Net Earnings (as hereinafter defined) for the twelve (12) month period ended as of the month immediately preceding the exercise date of the Option, minus (2) the amount of the payable, if any, owed by Virginia PC to the Optionee and its affiliates (including, without limitation, amounts owed to VRM under the Retail Business Management Agreement and the Professional Business Management Agreement) as of the end of the month immediately preceding the exercise date of the Option, divided by

(ii) the number of Shares then outstanding.

Notwithstanding the preceding sentence, if an Event of Default (as defined below) occurs, the per Share Exercise Price shall be equal to:

(i) (A) the lesser of (1) $1,000,000 or (2) four (4) multiplied by Net Earnings for the twelve (12) month period ended as of the month immediately preceding the exercise date of the Option,

minus

(B) the amount of the payable, if any, owed by Virginia PC to the Optionee and its affiliates (including, without limitation, amounts owed to VRM under the Retail Business Management Agreement and the Professional Business Management Agreement) as of the end of the month immediately preceding the exercise date of the Option, divided by

(ii) the number of shares of Virginia Common Stock then outstanding.

For purposes of this Section 2, an “Event of Default” shall mean (A) as of the date such notice of the exercise of the Option, the Virginia PC is in default of its obligations under the Retail Business Management Agreement (the “Retail Business Management Agreement”), of even date herewith, between the Virginia PC and Visionary Retail Management, Inc., a Delaware corporation (“VRM”), or the Professional Business Management Agreement (the “Professional Business Management Agreement”), of even date herewith, between the Virginia PC and VRM, the successor by merger to Visionary MSO, Inc., a Delaware corporation, or if the Shareholder or DP Management, LLC, a Maryland limited liability company and wholly-owned by the Shareholder (“DPM”) has materially breached any of its obligations under the Optometric Director Agreement (the “Director Agreement”), of even date herewith, between the Shareholder, DPM and Hour Eyes, Inc., and such material breach has not been cured within 30 days of notice of material breach to the Virginia PC or the Shareholder, or such material breach by its nature cannot be cured or (B) between the date of receipt of notice of Optionee’s intent to exercise the Option and the date of purchase of the Shares, the Virginia PC has materially breached its obligations under the Professional Business Management Agreement or the Retail Business Management Agreement or the Shareholder (or the entity owned by the Shareholder that is a party thereto) is in material breach of its obligations under the Director Agreement). The Virginia PC or the Shareholder, as the case may be, will be deemed to have materially breached one of the aforementioned agreements for purposes of determining an Event of Default has occurred only if (i) such material breach is directly or indirectly caused by or a result of actions or omissions by the Shareholder, (ii) the events giving rise to such breach are within the control of the Shareholder and (iii) such breach is a result of an intentional breach by the Shareholder or the Shareholder’s actions or omissions with respect to such breach constitute gross negligence, bad faith or willful misconduct that, in VRM’s reasonable judgment, materially and adversely affects the Virginia PC or VRM.

For purposes of this Agreement, “Net Earnings” for a period shall mean (i) the Adjusted Net Revenue (as defined in the Retail Management Agreement) of the Virginia PC for such period minus (ii) the Base Management Fee and Supplemental Management Fee earned by VRM under the Retail Management Agreement with respect to such period minus (iii) the Base Management Fee under the Professional Business Management Agreement with respect to such period plus (iv) One Hundred Twenty-Five Thousand Dollars ($125,000).”

3. Amendment to Section 8 of the Option Agreement. Section 8 shall be amended to read in its entirety as follows:

“8. Obligation to Exercise Option. At any time on or after March 1, 2010, or at any time in the event of Disability (as hereinafter defined) of Shareholder, Shareholder may demand that the Optionee exercise or transfer to any third party who may lawfully hold an ownership interest in the Virginia PC all of the Option hereunder by delivery of written notice of such demand. Optionee shall use its reasonable efforts to cause the Option to be exercised or transferred within 90 days of its receipt of such notice, but in any event such Option shall be exercised or transferred within 180 days of receipt by Optionee of such notice. For purposes of this Agreement, the term “Disability” shall mean a mental or physical impairment that prevents Shareholder from performing the essential functions of his job with the Virginia PC for a period of at least one hundred eighty (180) substantially consecutive days where no reasonable accommodation is available or where providing an accommodation would create an undue burden on the Virginia PC. Any dispute between Optionee and Shareholder regarding whether Shareholder has a Disability shall be determined in writing by a qualified independent physician mutually acceptable to Optionee and Shareholder. If Optionee and Shareholder cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to Optionee and Shareholder shall be final and conclusive for all purposes of the Agreement.”

4. Pay-Off of Shareholder Indebtedness. If, at the time of the exercise of the Option, there exists any indebtedness owed by Shareholder to the Optionee and/or its affiliates, including, without limitation, any principal or interest then owing under the Promissory Note (as hereinafter defined), the parties agree that such amounts shall become immediately due and payable and the proceeds from the exercise of the Option shall be first used to satisfy such indebtedness, and the remainder shall be paid to Shareholder. Accordingly, in satisfaction of such indebtedness, the Optionee or its assigns shall, in its discretion, (i) pay the portion of the Exercise Price equal to such indebtedness directly to the lender or (ii) offset the amount of such indebtedness against the Exercise Price. For purposes hereof, the “Promissory Note” shall mean that certain Promissory Note, dated April 24, 2003, payable by Shareholder to Optionee in the original principal amount of $1,000,000.00.

5. Truth of Representations and Warranties, etc. Shareholder represents and warrants that (i) the representations and warranties set forth in Section 9 of the Option Agreement are true and correct as of the date hereof and (ii) the covenants of Shareholder set forth in the Option Agreement have been performed or complied with as of the date hereof.

6. Counterparts. This Amendment may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

7. Option Agreement. Except as otherwise expressly set forth in this Amendment, the Option Agreement shall remain in full force and effect and apply to this Amendment, and the parties hereto shall be bound by the terms and conditions thereof, as herein amended.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2 to the Option Agreement as of the date first above written.

OPTIONEE:

EYE CARE HOLDINGS, INC.

By:	/s/ Douglas Shepard

Title:	Executive Vice President

SHAREHOLDER:

/s/ Daniel Poth, O.D.
Daniel Poth, O.D.

CONSENT

Hour Eyes Doctors of Optometry, P.C., a Virginia professional corporation formerly known as Dr. Samit Hour Eyes Optometrist, P.C., consents to the Option on the Virginia Common Stock granted in the Stock Option Agreement (as amended above), and agrees to recognize Optionee, or its assigns, as a substituted shareholder immediately upon each exercise of this Option with respect to such shares of Virginia Common Stock as to which the Option has been exercised and payment of the Exercise Price therefor to the Shareholder, subject to applicable state laws and regulations.

HOUR EYES DOCTORS OF OPTOMETRY, P.C.,
a Virginia professional corporation.

By:	/s/ Daniel Poth, O.D.

Daniel Poth, O.D.
President

Date: April 18, 2005

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